UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 24, 2004

CareDecision Corporation. (OTCBB: CDED)

(Exact name of Registrant as specified in charter)

Nevada	000-33187	91-2105842
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification)

2660 Townsgate Road, Suite 300, Westlake Village, CA	91361
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(805) 446-1973

ITEM 7.01 REGULATION FD DISCLOSURE

On December 24, 2004, CareDecision Corporation (“CareDecision”) [OTCBB: CDED] and our subsidiaries Pharma-Tech Solutions, Inc. and Medicius, Inc. entered into an exclusive agreement regarding wholesale drug distribution licensing and wholesale drug distribution operations with Kelly Company World Group, Inc. (“KCWG”), its president, Ronald R. Kelly, and a closely related corporation controlled by Ronald Kelly, CareGeneration, Inc.  This agreement grants to CareDecision and our subsidiaries the exclusive and continuing rights, benefits, and conditions in the operation of the Kelly Company World Group, Inc. wholesale drug distribution business including their Wholesale Drug Distributor Licenses in Indiana and Illinois.  Kelly Company World Group, Inc. agreed to maintain these Licenses in full force and effect, and to pursue other full drug distribution license applications in additional states as required.

The business of Kelly Company World Group, Inc. will be executed under a “d/b/a” reference in order to ensure total compliance with distribution regulations and restrictions.  As such, we agree to comply with all applicable federal, state and local laws related to the distribution of licensed products.  In addition, we agree to perform no other business other than those provided for under the terms of the agreement, and further agree to fully indemnify Kelly Company World Group, Inc. and its president, Ronald R. Kelly, from any and all obligations and liabilities created or incurred by our business operation, except as specifically defined within the agreement.  The first transaction under this agreement was initiated on January 4, 2005.

We have also negotiated a lease agreement with KCWG that allows us full access to and use of their FDA approved warehouse facilities in Carthage, Illinois for wholesale drug distribution activities.  In return for a commitment to non-interference in the use of said facility, we have agreed to negotiate salaries or work agreements with the employee(s) for their continued discharge of existing duties, many of which are regulatory fulfillment in nature.

Date:

January 6, 2005.

CareDecision Corporation

/s/ Keith Berman
Keith Berman, CFO